Exhibit 5.2

November 19, 2019

Hasbro, Inc.

$300,000,000 2.600% Notes due 2022

$500,000,000 3.000% Notes due 2024

$675,000,000 3.550% Notes due 2026

$900,000,000 3.900% Notes due 2029

Ladies and Gentlemen:

We have acted as counsel for Hasbro, Inc., a Rhode Island corporation (the “Company”), in connection with the purchase by the several Underwriters (the “Underwriters”) listed in Schedule I to the Underwriting Agreement dated November 13, 2019 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Representatives of the Underwriters, from the Company of $300,000,000 aggregate principal amount of 2.600% notes due 2022 (the “2022 Notes”), $500,000,000 aggregate principal amount of 3.000% notes due 2024 (the “2024 Notes”), $675,000,000 aggregate principal amount of 3.550% notes due 2026 (the “2026 Notes”), and $900,000,000 aggregate principal amount of 3.900% notes due 2029 (the “2029 Notes” and, together with the 2022 Notes, 2024 Notes and the 2026 Notes, the “Notes”), to be issued pursuant to the indenture (as so supplemented, the “Indenture”) dated as of March 15, 2000, as supplemented by a sixth supplemental indenture among the Company, The Bank of New York Mellon Trust Company, N.A., as the original trustee (the “Original Trustee”), and U.S. Bank National Association, as the successor trustee (the “Series Trustee” and, together with the Original Trustee, the “Trustees”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture and the form of Note; (b) the Registration Statement on Form S-3 (Registration No. 333-220331) filed with the Securities and Exchange Commission (the “Commission”) on September 5, 2017, as amended by Post-Effective Amendment No. 1 thereto on June 13, 2018 and Post-Effective Amendment No. 2 thereto on November 4, 2019 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited amount of various securities of the Company, to be issued from time to time by the Company; (c) the related Prospectus dated September 5, 2017 (together with the documents incorporated therein by reference, the “Basic Prospectus”); and (d) the Prospectus Supplement dated November 13, 2019, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus and the documents incorporated by reference therein, the “Prospectus”). As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In rendering our opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have also assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Trustees and that the Notes conform to the form of Note examined by us.

Based on the foregoing and subject to the qualifications herein, we are of the opinion that, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, and assuming that the Notes have been duly authorized by the Company, the Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to the general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or law).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 19, 2019, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated November 13, 2019, forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States. In particular, we do not purport to pass on any matter governed by the laws of the State of Rhode Island.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, RI 02861

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